Exhibit 99.1

OP BANCORP REPORTS NET INCOME FOR 2024 FIRST QUARTER
OF $5.2 MILLION AND DILUTED EARNINGS PER SHARE OF $0.34

2024 First Quarter Highlights compared with 2023 Fourth Quarter:
•Financial Results:
◦Net income of $5.23 million, compared to $5.17 million
◦Diluted earnings per share of $0.34, compared to $0.34
◦Net interest income of $16.0 million, compared to $16.2 million
◦Net interest margin of 3.06%, compared to 3.12%
◦Provision for credit losses of $0.1 million, compared to $0.6 million
◦Total assets of $2.23 billion, compared to $2.15 billion
◦Gross loans of $1.80 billion, compared to $1.77 billion
◦Total deposits of $1.90 billion, compared to $1.81 billion
•Credit Quality:
◦Allowance for credit losses to gross loans of 1.23%, compared to 1.25%
◦Net charge-offs(1) to average gross loans(2) of 0.01%, compared to 0.04%
◦Past due 30-89 days to gross loans of 0.22%, compared to 0.54%
◦Nonperforming loans to gross loans of 0.24%, compared to 0.34%
◦Criticized loans(3) to gross loans of 0.64%, compared to 0.76%
•Capital Levels:
◦Remained well-capitalized with a Common Equity Tier 1 (“CET1”) ratio of 12.34%
◦Book value per common share increased to $13.00, compared to $12.84
◦Repurchased 49,697 shares of common stock at an average price of $10.02 per share
◦Paid quarterly cash dividend of $0.12 per share for the periods
___________________________________________________________
(1)    Annualized.
(2)    Includes loans held for sale.
(3)    Includes special mention, substandard, doubtful, and loss categories.
LOS ANGELES, April 25, 2024 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported its financial results for the first quarter of 2024. Net income for the first quarter of 2024 was $5.23 million, or $0.34 per diluted common share, compared with $5.17 million, or $0.34 per diluted common share, for the fourth quarter of 2023, and $7.5 million, or $0.48 per diluted common share, for the first quarter of 2023.

Min Kim, President and Chief Executive Officer:

“Despite the prolonged stress from the high interest rate environment, we were able to grow loans and deposits in the first quarter while controlling impacts to net interest margin at a manageable level. Our credit quality improved noticeably across all metrics even in the face of significant uncertainties that affect our borrowers. I’d like to thank our loyal customers and our dedicated employees for their continuing support of Open Bank, and we look forward to continuing to grow prudently while maintaining an optimum risk profile,” said Min Kim, President and Chief Executive.

SELECTED FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)	As of and For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Selected Income Statement Data:
Net interest income	$15,979	$16,230	$17,892	(1.5)%	(10.7)%
Provision for (reversal of) credit losses	145	630	(338)	(77.0)	(142.9)
Noninterest income	3,586	3,680	4,295	(2.6)	(16.5)
Noninterest expense	12,157	11,983	11,908	1.5	2.1
Income tax expense	2,037	2,125	3,083	(4.1)	(33.9)
Net income	5,226	5,172	7,534	1.0	(30.6)
Diluted earnings per share	0.34	0.34	0.48	—	(29.2)
Selected Balance Sheet Data:
Gross loans	$1,804,987	$1,765,845	$1,692,485	2.2%	6.6%
Total deposits	1,895,411	1,807,558	1,904,818	4.9	(0.5)
Total assets	2,234,520	2,147,730	2,170,594	4.0	2.9
Average loans(1)	1,808,932	1,787,540	1,725,392	1.2	4.8
Average deposits	1,836,331	1,813,411	1,867,684	1.3	(1.7)
Credit Quality:
Nonperforming loans	$4,343	$6,082	$2,504	(28.6)%	73.4%
Nonperforming loans to gross loans	0.24%	0.34%	0.15%	(0.10)	0.09
Criticized loans(2) to gross loans	0.64	0.76	0.34	(0.12)	0.30
Net charge-offs(3) to average gross loans(1)	0.01	0.04	0.02	(0.03)	(0.01)
Allowance for credit losses to gross loans	1.23	1.25	1.23	(0.02)	—
Allowance for credit losses to nonperforming loans	510	362	831	148.00	(321.00)
Financial Ratios:
Return on average assets(3)	0.96%	0.96%	1.43%	—%	(0.47)%
Return on average equity(3)	10.83	11.18	16.82	(0.35)	(5.99)
Net interest margin(3)	3.06	3.12	3.57	(0.06)	(0.51)
Efficiency ratio(4)	62.14	60.19	53.67	1.95	8.47
Common equity tier 1 capital ratio	12.34	12.52	12.06	(0.18)	0.28
Leverage ratio	9.65	9.57	9.43	0.08	0.22
Book value per common share	$13.00	$12.84	$12.02	1.2	8.2

(1)Includes loans held for sale.
(2)Includes special mention, substandard, doubtful, and loss categories.
(3)Annualized.
(4)Represents noninterest expense divided by the sum of net interest income and noninterest income.

INCOME STATEMENT HIGHLIGHTS
Net Interest Income and Net Interest Margin

($ in thousands)	For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Interest Income
Interest income	$32,913	$31,783	$28,594	3.6%	15.1%
Interest expense	16,934	15,553	10,702	8.9	58.2
Net interest income	$15,979	$16,230	$17,892	(1.5)%	(10.7)%

($ in thousands)	For the Three Months Ended
	1Q2024			4Q2023			1Q2023
	Average Balance	Interest and Fees	Yield/Rate(1)	Average Balance	Interest and Fees	Yield/Rate(1)	Average Balance	Interest and Fees	Yield/Rate(1)
Interest-earning Assets:
Loans	$1,808,932	$30,142	6.69%	$1,787,540	$28,914	6.43%	$1,725,392	$26,011	6.10%
Total interest-earning assets	2,089,627	32,913	6.32	2,071,613	31,783	6.10	2,022,146	28,594	5.71
Interest-bearing Liabilities:
Interest-bearing deposits	1,321,828	15,675	4.77	1,243,446	14,127	4.51	1,196,194	10,382	3.52
Total interest-bearing liabilities	1,430,509	16,934	4.76	1,362,210	15,553	4.53	1,222,362	10,702	3.55
Ratios:
Net interest income / interest rate spreads		15,979	1.56		16,230	1.57		17,892	2.16
Net interest margin			3.06			3.12			3.57
Total deposits / cost of deposits	1,836,331	15,675	3.43	1,813,411	14,127	3.09	1,867,684	10,382	2.25
Total funding liabilities / cost of funds	1,945,012	16,934	3.50	1,932,175	15,553	3.19	1,893,852	10,702	2.29

(1)Annualized.

($ in thousands)	For the Three Months Ended						Yield Change 1Q2024 vs.
	1Q2024		4Q2023		1Q2023
	Interest & Fees	Yield(1)	Interest & Fees	Yield(1)	Interest & Fees	Yield(1)	4Q2023	1Q2023
Loan Yield Component:
Contractual interest rate	$28,877	6.41%	$28,596	6.36%	$25,477	5.97%	0.05%	0.44%
SBA loan discount accretion	881	0.20	960	0.21	974	0.23	(0.01)	(0.03)
Amortization of net deferred fees	54	0.01	(67)	(0.01)	79	0.02	0.02	(0.01)
Amortization of premium	(428)	(0.10)	(423)	(0.09)	(392)	(0.09)	(0.01)	(0.01)
Net interest recognized on nonaccrual loans	492	0.11	(345)	(0.08)	(243)	(0.06)	0.19	0.17
Prepayment penalties(2) and other fees	266	0.06	193	0.04	116	0.03	0.02	0.03
Yield on loans	$30,142	6.69%	$28,914	6.43%	$26,011	6.10%	0.26%	0.59%

(1)Annualized.
(2)Prepayment penalty income of $115 thousand, $43 thousand and $3 thousand for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively, was from Commercial Real Estate (“CRE”) and Commercial and Industrial (“C&I”) loans.

First Quarter 2024 vs. Fourth Quarter 2023
Net interest income decreased $251 thousand, or 1.5%, primarily due to higher interest expense on deposits, partially offset by higher interest income on loans. Net interest margin was 3.06%, a decrease of 6 basis points from 3.12%.
◦A $1.5 million increase in interest expense on interest-bearing deposits was primarily due to a $78.4 million, or 6.3%, increase in average balance.
◦A $1.2 million increase in interest income on loans was primarily due to a $21.4 million, or 1.2%, increase in average balance and a $837 thousand increase in net interest recognized on nonaccrual loans.

First Quarter 2024 vs. First Quarter 2023

Net interest income decreased $1.9 million, or 10.7%, primarily due to higher interest expense on deposits and borrowings, partially offset by higher interest income on loans as our deposit and borrowing costs repriced more quickly than our interest-earning assets. Net interest margin was 3.06%, a decrease of 51 basis points from 3.57%.
◦A $5.3 million increase in interest expense on interest-bearing deposits was primarily due to a $125.6 million, or 10.5%, increase in average balance and a 125 basis point increase in average cost driven by the Federal Reserve’s rate increases.
◦A $939 thousand increase in interest expense on borrowings was primarily due to a $82.5 million, or 315.3%, increase in average balance.
◦A $4.1 million increase in interest income on loans was primarily due to a $83.5 million, or 4.8%, increase in average balance and a 59 basis point increase in average yield as a result of the Federal Reserve’s rate increases.
Provision for Credit Losses

($ in thousands)	For the Three Months Ended
	1Q2024	4Q2023	1Q2023
Provision for (reversal of) credit losses on loans	$193	$537	$(258)
Provision for (reversal of ) credit losses on off-balance sheet exposure	(48)	93	(80)
Total provision for (reversal of) credit losses	$145	$630	$(338)

First Quarter 2024 vs. Fourth Quarter 2023

The Company recorded a $145 thousand provision for credit losses, a decrease of $485 thousand, compared with a $630 thousand provision for credit losses.

Provision for credit losses on loans was $193 thousand, primarily due to a $1.8 million increase in the quantitative general reserve, mostly offset by a $1.7 million decrease in the qualitative reserve. The increase in the quantitative reserve was due to the increase in the average life of home mortgage loans because of the slower prepayment rate based on the 2-year look back period. The decrease in the qualitative reserve was due to noticeable improvements in various asset quality metrics and improving economic and business conditions.

First Quarter 2024 vs. First Quarter 2023
The Company recorded a $145 thousand provision for credit losses, a decrease of $483 thousand, compared with a $338 thousand reversal of credit losses.

Noninterest Income

($ in thousands)	For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Noninterest Income
Service charges on deposits	$612	$557	$418	9.9%	46.4%
Loan servicing fees, net of amortization	772	540	846	43.0	(8.7)
Gain on sale of loans	1,703	1,996	2,570	(14.7)	(33.7)
Other income	499	587	461	(15.0)	8.2
Total noninterest income	$3,586	$3,680	$4,295	(2.6)%	(16.5)%

First Quarter 2024 vs. Fourth Quarter 2023
Noninterest income decreased $94 thousand, or 2.6%, primarily due to lower gain on sale of loans, partially offset by higher loan servicing fee.
◦Gain on sale of loans was $1.7 million, a decrease of $293 thousand from $2.0 million, primarily due to a lower Small Business Administration (“SBA”) loan sold amount partially offset by a higher average premium on sales. The Bank sold $24.8 million in SBA loans at an average premium rate of 8.33%, compared to the sale of $40.1 million at an average premium rate of 5.99%.
◦Loan servicing fees, net of amortization, was $772 thousand, an increase of $232 thousand from $540 thousand, primarily due to a decrease in servicing fee amortization driven by lower loan payoffs in loan servicing portfolio.

First Quarter 2024 vs. First Quarter 2023
Noninterest income decreased $709 thousand, or 16.5%, primarily due to a lower gain on sale of loans, partially offset by higher service charges on deposits.
◦Gain on sale of loans was $1.7 million, a decrease of $867 thousand from $2.6 million, primarily due to a lower SBA loan sold amount. The Bank sold $24.8 million in SBA loans at an average premium rate of 8.33%, compared to the sale of $44.7 million at an average premium rate of 7.33%.
◦Service charges on deposits was $612 thousand, and an increase of $194 thousand from $418 thousand, primarily due to an increase in deposit analysis fees from an increase in the number of analysis accounts.

Noninterest Expense

($ in thousands)	For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Noninterest Expense
Salaries and employee benefits	$7,841	$7,646	$7,252	2.6%	8.1%
Occupancy and equipment	1,655	1,616	1,570	2.4	5.4
Data processing and communication	487	644	550	(24.4)	(11.5)
Professional fees	395	391	359	1.0	10.0
FDIC insurance and regulatory assessments	374	237	467	57.8	(19.9)
Promotion and advertising	149	86	162	73.3	(8.0)
Directors’ fees	157	145	161	8.3	(2.5)
Foundation donation and other contributions	540	524	753	3.1	(28.3)
Other expenses	559	694	634	(19.5)	(11.8)
Total noninterest expense	$12,157	$11,983	$11,908	1.5%	2.1%

First Quarter 2024 vs. Fourth Quarter 2023
Noninterest expense increased $174 thousand, or 1.5%, primarily due to higher salaries and employee benefits, and FDIC insurance and regulatory assessments, partially offset by lower data processing and communication and other expenses.
◦Salaries and employee benefits increased $195 thousand, primarily due to increases in employer payroll taxes and employee vacation accruals, partially offset by lower employee incentive accruals.
◦FDIC insurance and regulatory assessments increased $137 thousand, primarily due to a lower expense in the fourth quarter of 2023 as a result of an accrual adjustment.
◦Data processing and communication decreased $157 thousand, primarily due to an accrual adjustment for a credit received on data processing fees in the first quarter of 2024.

First Quarter 2024 vs. First Quarter 2023
Noninterest expense increased $249 thousand, or 2.1%, primarily due to higher salaries and employee benefits, partially offset by lower foundation donation and other contributions.
◦Salaries and employee benefits increased $589 thousand, primarily due to an increase from employee salary adjustments in 2023 and an increase in employee health insurance.
◦Foundation donations and other contributions decreased $213 thousand, primarily due to a lower donation accrual for Open Stewardship as a result of lower net income.
Income Tax Expense
First Quarter 2024 vs. Fourth Quarter 2023
Income tax expense was $2.0 million and the effective tax rate was 28.1%, compared to income tax expense of $2.1 million and the effective rate of 29.1%. The decrease in the effective tax rate was primarily due to an increased tax benefits from an increase in low income housing tax credit investments.

First Quarter 2024 vs. First Quarter 2023

Income tax expense was $2.0 million and the effective tax rate was 28.1%, compared to income tax expense of $3.1 million and an effective rate of 29.0%. The decrease in the effective tax rate was primarily due to an increased tax benefits from an increase in low income housing tax credit investments.

BALANCE SHEET HIGHLIGHTS

Loans

($ in thousands)	As of			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
CRE loans	$905,534	$885,585	$833,615	2.3%	8.6%
SBA loans	247,550	239,692	238,994	3.3	3.6
C&I loans	147,508	120,970	117,841	21.9	25.2
Home mortgage loans	502,995	518,024	500,635	(2.9)	0.5
Consumer & other loans	1,400	1,574	1,400	(11.1)	—
Gross loans	$1,804,987	$1,765,845	$1,692,485	2.2%	6.6%

The following table presents new loan originations based on loan commitment amounts for the periods indicated:

($ in thousands)	For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
CRE loans	$44,596	$15,885	$24,200	180.7%	84.3%
SBA loans	52,379	51,855	16,258	1.0	222.2
C&I loans	23,775	15,270	7,720	55.7	208.0
Home mortgage loans	2,478	12,417	20,617	(80.0)	(88.0)
Consumer & other loans	—	1,500	—	(100.0)	—
Gross loans	$123,228	$96,927	$68,795	27.1%	79.1%

The following table presents changes in gross loans by loan activity for the periods indicated:

($ in thousands)	For the Three Months Ended
	1Q2024	4Q2023	1Q2023
Loan Activities:
Gross loans, beginning	$1,765,845	$1,759,525	$1,678,292
New originations	123,228	96,927	68,795
Net line advances	15,313	(7,350)	10,356
Purchases	—	2,371	12,142
Sales	(32,106)	(40,122)	(45,021)
Paydowns	(24,557)	(19,901)	(40,190)
Payoffs	(28,539)	(23,590)	(28,326)
PPP payoffs	—	—	(200)
Decrease (increase) in loans held for sale	(14,280)	(1,795)	36,802
Other	83	(220)	(165)
Total	39,142	6,320	14,193
Gross loans, ending	$1,804,987	$1,765,845	$1,692,485

As of March 31, 2024 vs. December 31, 2023

Gross loans were $1.80 billion as of March 31, 2024, up $39.1 million, from December 31, 2023, primarily due to new loan originations, partially offset by loan sales, payoffs and paydowns.

New loan originations, loan sales, and loan payoffs and paydowns were $123.2 million $32.1 million and $53.1 million, respectively, for the first quarter of 2024, compared with $96.9 million, $40.1 million and $43.5 million, respectively, for the fourth quarter of 2023.
As of March 31, 2024 vs. March 31, 2023

Gross loans were $1.80 billion as of March 31, 2024, up $112.5 million, from March 31, 2023, primarily due to new loan originations of $428.9 million and loan purchases of $15.5 million, primarily offset by loan sales of $132.4 million and loan payoffs and paydowns of $198.2 million.

The following table presents the composition of gross loans by interest rate type accompanied with the weighted average contractual rates as of the periods indicated:

($ in thousands)	As of
	1Q2024		4Q2023		1Q2023
	%	Rate	%	Rate	%	Rate
Fixed rate	35.1%	5.17%	35.1%	5.07%	36.5%	4.76%
Hybrid rate	32.8	5.22	33.9	5.15	34.2	4.94
Variable rate	32.1	9.16	31.0	9.15	29.3	8.76
Gross loans	100.0%	6.47%	100.0%	6.35%	100.0%	5.99%

The following table presents the maturity of gross loans by interest rate type accompanied with the weighted average contractual rates for the periods indicated:

($ in thousands)	As of March 31, 2024
	Within One Year		One Year Through Five Years		After Five Years		Total
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Fixed rate	$125,369	5.81%	$282,814	4.93%	$226,332	5.11%	$634,515	5.17%
Hybrid rate	—	—	138,336	4.17	453,281	5.54	591,617	5.22
Variable rate	113,184	8.79	130,126	9.02	335,545	9.34	578,855	9.16
Gross loans	$238,553	7.22%	$551,276	5.71%	$1,015,158	6.70%	$1,804,987	6.47%

Allowance for Credit Losses

The Company adopted the Current Expected Credit Losses (“CECL”) accounting standard effective as of January 1, 2023 under a modified retrospective approach. The adoption resulted in a $1.9 million increase to the allowance for credit losses on loans, a $184 thousand increase to the allowance for credit losses on off-balance sheet exposure, a $624 thousand increase to deferred tax assets, and a $1.5 million charge to retained earnings.

The following table presents allowance for credit losses and provision for credit losses as of and for the periods presented:

($ in thousands)	As of and For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Allowance for credit losses on loans, beginning	$21,993	$21,617	$19,241	1.7%	14.3%
Impact of CECL adoption	—	—	1,924	n/m	n/m
Provision for (reversal of) credit losses	193	537	(258)	(64.1)	(174.8)
Gross charge-offs	(68)	(236)	(116)	(71.2)	(41.4)
Gross recoveries	11	75	23	(85.3)	(52.2)
Net charge-offs	(57)	(161)	(93)	(64.6)	(38.7)
Allowance for credit losses on loans, ending	$22,129	$21,993	$20,814	0.6%	6.3%

Allowance for credit losses on off-balance sheet exposure, beginning	$516	$423	$263	22.0%	96.2%
Impact of CECL adoption	—	—	184	n/m	n/m
Provision for (reversal of) credit losses	(48)	93	(80)	(151.6)	(40.0)
Allowance for credit losses on off-balance sheet exposure, ending	$468	$516	$367	(9.3)%	27.5%

Asset Quality

($ in thousands)	As of and For the Three Months Ended			Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Loans 30-89 days past due and still accruing	$3,904	$9,607	$4,866	(59.4)%	(19.8)%
As a % of gross loans	0.22%	0.54%	0.29%	(0.32)	(0.07)

Nonperforming loans(1)	$4,343	$6,082	$2,504	(28.6)%	73.4%
Nonperforming assets(1)	5,580	6,082	2,504	(8.3)	122.8
Nonperforming loans to gross loans	0.24%	0.34%	0.15%	(0.10)	0.09
Nonperforming assets to total assets	0.25%	0.28%	0.12%	(0.03)	0.13

Criticized loans(1)(2)	$11,564	$13,349	$5,772	(13.4)%	100.3%
Criticized loans to gross loans	0.64%	0.76%	0.34%	(0.12)	0.30

Allowance for credit losses ratios:
As a % of gross loans	1.23%	1.25%	1.23%	(0.02)%	—%
As a % of nonperforming loans	510	362	831	148	(321)
As a % of nonperforming assets	397	362	831	35	(434)
As a % of criticized loans	191	165	361	26	(170)
Net charge-offs(3) to average gross loans(4)	0.01	0.04	0.02	(0.03)	(0.01)

(1)Excludes the guaranteed portion of SBA loans that are in liquidation totaling $3.1 million, $2.0 million and $1.9 million as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2)Consists of special mention, substandard, doubtful and loss categories.
(3)Annualized.
(4)Includes loans held for sale.
Overall, the Bank continued to maintain low levels of nonperforming loans and net charge-offs. Our allowance remained strong with an allowance to gross loans ratio of 1.23%.
◦Loans 30-89 days past due and still accruing were $3.9 million or 0.22% of gross loans as of March 31, 2024, compared with $9.6 million or 0.54% as of December 31, 2023. Several past due home mortgage loans were paid off through voluntary sale and several home mortgage and SBA loans were brought current.
◦Nonperforming loans were $4.3 million or 0.24% of gross loans as of March 31, 2024, compared with $6.1 million or 0.34% as of December 31, 2023. Several escrows on the nonperforming home mortgage loans were closed during the quarter with full payoffs.
◦Nonperforming assets were $5.6 million or 0.25% of total assets as of March 31, 2024, compared with $6.1 million or 0.28% as of December 31, 2023. Other Real Estate Owned (“OREO”) was $1.2 million as of March 31, 2024, which is secured by a mix-use property in

Los Angeles Koreatown with 90% guaranteed by SBA. We are in receipt of a few written offers above the OREO balance and negotiating the terms of the offer.
◦Criticized loans were $11.6 million or 0.64% of gross loans as of March 31, 2024, compared with $13.3 million or 0.76% as of December 31, 2023. The improvement was due to the payoffs of several nonperforming home mortgage loans.
◦Net charge-offs were $57 thousand or 0.01% of average loans in the first quarter of 2024, compared to net charge-offs of $161 thousand, or 0.04% of average loans in the fourth quarter of 2023 and of $93 thousand, or 0.02% of average loans in the first quarter of 2023. The charge-off in the first quarter of 2024 was the reversal of the accrued interest on three loans totaling $519 thousand that were placed on nonaccrual during the same quarter.
Deposits

($ in thousands)	As of						% Change 1Q2024 vs.
	1Q2024		4Q2023		1Q2023
	Amount	%	Amount	%	Amount	%	4Q2023	1Q2023
Noninterest-bearing deposits	$539,396	28.5%	$522,751	28.9%	$643,902	33.8%	3.2%	(16.2)%
Money market deposits and others	327,718	17.3	399,018	22.1	436,796	22.9	(17.9)	(25.0)
Time deposits	1,028,297	54.2	885,789	49.0	824,120	43.3	16.1	24.8
Total deposits	$1,895,411	100.0%	$1,807,558	100.0%	$1,904,818	100.0%	4.9%	(0.5)%

Estimated uninsured deposits	$1,248,644	65.9%	$1,156,270	64.0%	$900,579	47.3%	8.0%	38.6%

As of March 31, 2024 vs. December 31, 2023

Total deposits were $1.90 billion as of March 31, 2024, up $87.9 million from December 31, 2023, primarily due to increases of $142.5 million in time deposits and $16.6 million in noninterest-bearing deposit, offset by a $71.3 million decrease in money market deposits. Noninterest-bearing deposits, as a percentage of total deposits, decreased to 28.5% from 28.9%. The composition shift to time deposits was primarily due to customers’ continued preference for high-rate deposit products driven by the Federal Reserve’s rate increases.
As of March 31, 2024 vs. March 31, 2023

Total deposits were $1.90 billion as of March 31, 2024, down $9.4 million from March 31, 2023, primarily driven by decreases of $104.5 million in noninterest-bearing deposits and $109.1 million in money market deposits, offset by a $204.2 million increase in time deposits. The composition shift to time deposits was primarily due to customers’ preference for high-rate deposit products driven by market rate increases as a result of the Federal Reserve’s rate increases.

The following table sets forth the maturity of time deposits as of March 31, 2024:

	As of March 31, 2024
($ in thousands)	Within Three Months	Three to Six Months	Six to Nine Months	Nine to Twelve Months	After Twelve Months	Total
Time deposits (more than $250)	$95,516	$65,321	$143,382	$142,830	$4,448	$451,497
Time deposits ($250 or less)	151,358	102,471	186,340	104,481	32,150	576,800
Total time deposits	$246,874	$167,792	$329,722	$247,311	$36,598	$1,028,297
Weighted average rate	4.97%	4.99%	5.18%	5.04%	4.25%	5.03%

OTHER HIGHLIGHTS

Liquidity

The Company maintains ample access to liquidity, including highly liquid assets on our balance sheet and available unused borrowings from other financial institutions. The following table presents the Company's liquid assets and available borrowings as of dates presented:

($ in thousands)	1Q2024	4Q2023	1Q2023
Liquidity Assets:
Cash and cash equivalents	$139,246	$91,216	$181,509
Available-for-sale debt securities	187,225	194,250	212,767
Liquid assets	$326,471	$285,466	$394,276
Liquid assets to total assets	14.6%	13.3%	18.2%

Available borrowings:
Federal Home Loan Bank—San Francisco	$331,917	$363,615	$406,500
Federal Reserve Bank	185,913	182,989	174,284
Pacific Coast Bankers Bank	50,000	50,000	50,000
Zions Bank	25,000	25,000	25,000
First Horizon Bank	25,000	25,000	24,950
Total available borrowings	$617,830	$646,604	$680,734
Total available borrowings to total assets	27.6%	30.1%	31.4%

Liquid assets and available borrowings to total deposits	49.8%	51.6%	56.4%

Capital and Capital Ratios

On April 25, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share of its common stock. The cash dividend is payable on or about May 23, 2024 to all shareholders of record as of the close of business on May 9, 2024. The payment of the dividend is based primarily on dividends from the Bank to the Company, and future dividends will depend on the Board’s assessment of the availability of capital levels to support the ongoing operating capital needs of both the Company and the Bank.

The Company also repurchased 49,697 shares of its common stock at an average price of $10.02 per share during the first quarter of 2024 under the stock repurchase program announced in August 2023. Since the announcement of the initial stock repurchase program in January 2019, the Company repurchased a total of 2,069,697 shares of its common stock at an average repurchase price of $8.63 per share through March 31, 2024.

	Basel III
	OP Bancorp(1)	Open Bank	Minimum Well Capitalized Ratio	Minimum Capital Ratio+ Conservation Buffer(2)
Risk-Based Capital Ratios:
Total risk-based capital ratio	13.59%	13.53%	10.00%	10.50%
Tier 1 risk-based capital ratio	12.34	12.28	8.00	8.50
Common equity tier 1 ratio	12.34	12.28	6.50	7.00
Leverage ratio	9.65	9.60	5.00	4.00

(1)The capital requirements are only applicable to the Bank, and the Company's ratios are included for comparison purpose.
(2)An additional 2.5% capital conservation buffer above the minimum capital ratios are required in order to avoid limitations on distributions, including dividend payments and certain discretionary bonuses to executive officers.

OP Bancorp	Basel III			Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Risk-Based Capital Ratios:
Total risk-based capital ratio	13.59%	13.77%	13.27%	(0.18)%	0.32%
Tier 1 risk-based capital ratio	12.34	12.52	12.06	(0.18)	0.28
Common equity tier 1 ratio	12.34	12.52	12.06	(0.18)	0.28
Leverage ratio	9.65	9.57	9.43	0.08	0.22
Risk-weighted Assets ($ in thousands)	$1,715,185	$1,667,067	$1,659,584	2.89	3.35

ABOUT OP BANCORP
OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.” The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties in California, the Dallas metropolitan area in Texas, and Clark County in Nevada and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates eleven full-service branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Cerritos, Gardena, Buena Park, and Santa Clara, California, Carrollton, Texas and Las Vegas, Nevada. The Bank also has four loan production offices in Pleasanton, California, Atlanta, Georgia, Aurora, Colorado, and Lynnwood, Washington. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters set forth herein constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: the effects of substantial fluctuations in, and continuing elevated levels of, interest rates on our borrowers’ ability to perform in accordance with the terms of their loans and on our deposit customers’ expectation for higher rates on deposit products; cybersecurity risks, including the potential for the occurrence of successful cyberattacks and our ability to prevent and to mitigate the harms resulting from any such attacks; business and economic conditions, particularly those affecting the financial services industry and our primary market areas; risks of international conflict, terrorism, civil unrest and domestic instability; the continuing effects of inflation and monetary policies, particularly those relating to the decisions and indicators of intent expressed by the Federal Reserve Open Markets Committee, as those circumstances impact our operations and our current and prospective borrowers and depositors; our ability to balance deposit liabilities and liquidity sources (including our ability to reprice those instruments and balancing our borrowings and investments to keep pace with changing market conditions) so as to meet current and expected withdrawals while promoting strong earning capacity; our ability to manage our credit risk successfully and to assess, adjust and monitor the sufficiency of our allowance for credit losses; factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers, the success of construction projects that we finance, including any loans acquired in acquisition transactions; the impacts of credit quality on our earnings and the related effects of increases to the reserve on our net income; our ability effectively to execute our strategic plan and manage our growth; interest rate fluctuations, which could have an adverse effect on our profitability; external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition; continued or increasing competition from other banks and from credit unions and non-bank financial services companies, many of which are subject to less restrictive or less costly regulations than we are; challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; practical and regulatory constraints on the ability of Open Bank to pay dividends to us; increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all; a failure in the internal controls we have implemented to address the risks inherent to the business of banking; including internal controls that affect the reliability of our publicly reported financial statements; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance, particularly with respect to the effects of predictions of future economic conditions as those circumstances affect our estimates for the adequacy of our allowance for credit losses and the related provision expense; changes in our management personnel or our inability to retain motivate and hire qualified management personnel; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; political developments, uncertainties or instability, catastrophic events, or natural disasters, such as earthquakes, fires, drought, pandemic diseases (such as the coronavirus) or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation; compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2023 and in our other subsequent filings with the Securities and Exchange Commission.
Contact
Investor Relations
OP Bancorp
Christine Oh
EVP & CFO
213.892.1192
Christine.oh@myopenbank.com

CONSOLIDATED BALANCE SHEETS (unaudited)

($ in thousands)	As of			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Assets
Cash and due from banks	$20,513	$16,948	$16,781	21.0%	22.2%
Interest-bearing deposits in other banks	118,733	74,268	164,728	59.9	(27.9)
Cash and cash equivalents	139,246	91,216	181,509	52.7	(23.3)
Available-for-sale debt securities, at fair value	187,225	194,250	212,767	(3.6)	(12.0)
Other investments	16,264	16,276	12,172	(0.1)	33.6
Loans held for sale	16,075	1,795	7,534	795.5	113.4
CRE loans	905,534	885,585	833,615	2.3	8.6
SBA loans	247,550	239,692	238,994	3.3	3.6
C&I loans	147,508	120,970	117,841	21.9	25.2
Home mortgage loans	502,995	518,024	500,635	(2.9)	0.5
Consumer loans	1,400	1,574	1,400	(11.1)	—
Gross loans receivable	1,804,987	1,765,845	1,692,485	2.2	6.6
Allowance for credit losses	(22,129)	(21,993)	(20,814)	0.6	6.3
Net loans receivable	1,782,858	1,743,852	1,671,671	2.2	6.7
Premises and equipment, net	4,971	5,248	4,647	(5.3)	7.0
Accrued interest receivable, net	8,370	8,259	7,302	1.3	14.6
Servicing assets	11,405	11,741	12,898	(2.9)	(11.6)
Company owned life insurance	22,399	22,233	21,762	0.7	2.9
Deferred tax assets, net	13,802	13,309	12,323	3.7	12.0
Other real estate owned	1,237	—	—	n/m	n/m
Operating right-of-use assets	8,864	8,497	9,459	4.3	(6.3)
Other assets	21,804	31,054	16,550	(29.8)	31.7
Total assets	$2,234,520	$2,147,730	$2,170,594	4.0%	2.9%
Liabilities and Shareholders' Equity
Liabilities:
Noninterest-bearing	$539,396	$522,751	$643,902	3.2%	(16.2)%
Money market and others	327,718	399,018	436,796	(17.9)	(25.0)
Time deposits greater than $250	451,497	433,892	411,648	4.1	9.7
Other time deposits	576,800	451,897	412,472	27.6	39.8
Total deposits	1,895,411	1,807,558	1,904,818	4.9	(0.5)
Federal Home Loan Bank advances	105,000	105,000	50,000	—	110.0
Accrued interest payable	12,270	12,628	5,751	(2.8)	113.4
Operating lease liabilities	9,614	9,341	10,513	2.9	(8.6)
Other liabilities	17,500	20,577	15,731	(15.0)	11.2
Total liabilities	2,039,795	1,955,104	1,986,813	4.3	2.7
Shareholders' equity:
Common stock	75,957	76,280	79,475	(0.4)	(4.4)
Additional paid-in capital	11,240	10,942	10,056	2.7	11.8
Retained earnings	124,280	120,855	109,908	2.8	13.1
Accumulated other comprehensive loss	(16,752)	(15,451)	(15,658)	8.4	7.0
Total shareholders’ equity	194,725	192,626	183,781	1.1	6.0
Total liabilities and shareholders' equity	$2,234,520	$2,147,730	$2,170,594	4.0%	2.9%

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

($ in thousands, except share and per share data)	For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Interest income
Interest and fees on loans	$30,142	$28,914	$26,011	4.2%	15.9%
Interest on available-for-sale debt securities	1,460	1,484	1,566	(1.6)	(6.8)
Other interest income	1,311	1,385	1,017	(5.3)	28.9
Total interest income	32,913	31,783	28,594	3.6	15.1
Interest expense
Interest on deposits	15,675	14,127	10,382	11.0	51.0
Interest on borrowings	1,259	1,426	320	(11.7)	293.4%
Total interest expense	16,934	15,553	10,702	8.9	58.2
Net interest income	15,979	16,230	17,892	(1.5)	(10.7)
Provision for (reversal of) credit losses	145	630	(338)	(77.0)	n/m
Net interest income after provision for credit losses	15,834	15,600	18,230	1.5	(13.1)
Noninterest income
Service charges on deposits	612	557	418	9.9	46.4
Loan servicing fees, net of amortization	772	540	846	43.0	(8.7)
Gain on sale of loans	1,703	1,996	2,570	(14.7)	(33.7)
Other income	499	587	461	(15.0)	8.2
Total noninterest income	3,586	3,680	4,295	(2.6)	(16.5)
Noninterest expense
Salaries and employee benefits	7,841	7,646	7,252	2.6	8.1
Occupancy and equipment	1,655	1,616	1,570	2.4	5.4
Data processing and communication	487	644	550	(24.4)	(11.5)
Professional fees	395	391	359	1.0	10.0
FDIC insurance and regulatory assessments	374	237	467	57.8	(19.9)
Promotion and advertising	149	86	162	73.3	(8.0)
Directors’ fees	157	145	161	8.3	(2.5)
Foundation donation and other contributions	540	524	753	3.1	(28.3)
Other expenses	559	694	634	(19.5)	(11.8)
Total noninterest expense	12,157	11,983	11,908	1.5	2.1
Income before income tax expense	7,263	7,297	10,617	(0.5)	(31.6)
Income tax expense	2,037	2,125	3,083	(4.1)	(33.9)
Net income	$5,226	$5,172	$7,534	1.0%	(30.6)%

Book value per share	$13.00	$12.84	$12.02	1.2%	8.2%
Earnings per share - basic	0.34	0.34	0.48	—	(29.2)
Earnings per share - diluted	0.34	0.34	0.48	—	(29.2)

Shares of common stock outstanding, at period end	14,982,555	15,000,436	15,286,558	(0.1)%	(2.0)%
Weighted average shares:
- Basic	14,991,835	15,027,110	15,284,350	(0.2)%	(1.9)%
- Diluted	14,991,835	15,034,822	15,312,673	(0.3)	(2.1)

KEY RATIOS

	For the Three Months Ended			% Change 1Q2024 vs.
	1Q2024	4Q2023	1Q2023	4Q2023	1Q2023
Return on average assets (ROA)(1)	0.96%	0.96%	1.43%	—%	(0.5)%
Return on average equity (ROE)(1)	10.83	11.18	16.82	(0.4)	(6.0)
Net interest margin(1)	3.06	3.12	3.57	(0.1)	(0.5)
Efficiency ratio	62.14	60.19	53.67	2.0	8.5

Total risk-based capital ratio	13.59%	13.77%	13.27%	(0.2)%	0.3%
Tier 1 risk-based capital ratio	12.34	12.52	12.06	(0.2)	0.3
Common equity tier 1 ratio	12.34	12.52	12.06	(0.2)	0.3
Leverage ratio	9.65	9.57	9.43	0.1	0.2

(1)Annualized.

ASSET QUALITY

($ in thousands)	As of and For the Three Months Ended
	1Q2024	4Q2023	1Q2023
Nonaccrual loans(1)	$4,343	$6,082	$2,504
Loans 90 days or more past due, accruing(2)	—	—	—
Nonperforming loans	4,343	6,082	2,504
OREO	1,237	—	—
Nonperforming assets	$5,580	$6,082	$2,504

Criticized loans by risk categories:
Special mention loans	$1,415	$1,428	$2,617
Classified loans(1)(3)	10,149	11,921	3,155
Total criticized loans	$11,564	$13,349	$5,772

Criticized loans by loan type:
CRE loans	$5,292	$4,995	$560
SBA loans	6,055	5,864	3,676
C&I loans	—	—	271
Home mortgage loans	217	2,490	1,265
Total criticized loans	$11,564	$13,349	$5,772

Nonperforming loans / gross loans	0.24%	0.34%	0.15%
Nonperforming assets / gross loans plus OREO	0.31	0.34	0.15
Nonperforming assets / total assets	0.25	0.28	0.12
Classified loans / gross loans	0.56	0.68	0.19
Criticized loans / gross loans	0.64	0.76	0.34

Allowance for credit losses ratios:
As a % of gross loans	1.23%	1.25%	1.23%
As a % of nonperforming loans	510	362	831
As a % of nonperforming assets	397	362	831
As a % of classified loans	218	184	660
As a % of criticized loans	191	165	361

Net charge-offs	$57	$161	$93
Net charge-offs(5) to average gross loans(6)	0.01%	0.04%	0.02%

(1)Excludes the guaranteed portion of SBA loans that are in liquidation totaling $3.1 million, $2.0 million and $1.6 million as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2)Excludes the guaranteed portion of SBA loans that are in liquidation totaling $246 thousand as of March 31, 2023.
(3)Consists of substandard, doubtful and loss categories.
(4)See the Reconciliation of GAAP to NON-GAAP Financial Measures.
(5)Annualized.
(6)Includes loans held for sale.

($ in thousands)	1Q2024	4Q2023	1Q2023
Accruing delinquent loans 30-89 days past due
30-59 days	$801	$5,945	$4,866
60-89 days	3,103	3,662	—
Total	$3,904	$9,607	$4,866

AVERAGE BALANCE SHEET, INTEREST AND YIELD/RATE ANALYSIS

	For the Three Months Ended
	1Q2024			4Q2023			1Q2023
($ in thousands)	Average Balance	Interest and Fees	Yield/ Rate(1)	Average Balance	Interest and Fees	Yield/ Rate(1)	Average Balance	Interest and Fees	Yield/ Rate(1)
Interest-earning assets:
Interest-bearing deposits in other banks	$73,047	$989	5.35%	$78,496	$1,076	5.36%	$74,162	$846	4.56%
Federal funds sold and other investments	16,265	322	7.92	16,115	309	7.66	12,130	171	5.65
Available-for-sale debt securities, at fair value	191,383	1,460	3.05	189,462	1,484	3.13	210,462	1,566	2.98
CRE loans	901,262	13,729	6.13	892,092	13,104	5.83	840,402	11,179	5.39
SBA loans	259,368	7,213	11.19	255,692	7,055	10.95	274,889	6,982	10.30
C&I loans	134,893	2,670	7.96	122,950	2,416	7.80	121,915	2,200	7.32
Home mortgage loans	512,023	6,495	5.07	515,840	6,315	4.90	486,800	5,633	4.63
Consumer loans	1,386	35	10.10	966	24	9.92	1,386	17	5.07
Loans(2)	1,808,932	30,142	6.69	1,787,540	28,914	6.43	1,725,392	26,011	6.10
Total interest-earning assets	2,089,627	32,913	6.32	2,071,613	31,783	6.10	2,022,146	28,594	5.71
Noninterest-earning assets	87,586			86,874			82,538
Total assets	$2,177,213			$2,158,487			$2,104,684

Interest-bearing liabilities:
Money market deposits and others	$367,386	$3,940	4.31%	$377,304	$3,993	4.20%	$409,813	$3,150	3.12%
Time deposits	954,442	11,735	4.94	866,142	10,134	4.64	786,381	7,232	3.73
Total interest-bearing deposits	1,321,828	15,675	4.77	1,243,446	14,127	4.51	1,196,194	10,382	3.52
Borrowings	108,681	1,259	4.66	118,764	1,426	4.76	26,168	320	4.95
Total interest-bearing liabilities	1,430,509	16,934	4.76	1,362,210	15,553	4.53	1,222,362	10,702	3.55
Noninterest-bearing liabilities:
Noninterest-bearing deposits	514,503			569,965			671,490
Other noninterest-bearing liabilities	39,207			41,312			31,648
Total noninterest-bearing liabilities	553,710			611,277			703,138
Shareholders’ equity	192,994			185,000			179,184
Total liabilities and shareholders’ equity	$2,177,213			2,158,487			2,104,684

Net interest income / interest rate spreads		$15,979	1.56%		$16,230	1.57%		$17,892	2.16%
Net interest margin			3.06%			3.12%			3.57%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,836,331	$15,675	3.43%	$1,813,411	$14,127	3.09%	$1,867,684	$10,382	2.25%
Total funding liabilities / cost of funds	1,945,012	16,934	3.50	1,932,175	15,553	3.19	1,893,852	10,702	2.29

(1)Annualized.
(2)Includes loans held for sale.